EdR ANNOUNCES FIRST QUARTER 2018 RESULTS

MEMPHIS, TN, April 30, 2018 - EdR (NYSE:EDR) (the "Company"), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced results for the quarter ended March 31, 2018.

The following compares the Company's net income, operating income, same-community net operating income and Core Funds from Operations ("Core FFO") for the quarter ended March 31, 2018 to the same period in 2017 (in millions except per share/unit data):

	Three months ended March 31,
	2018	2017

Net income attributable to common shareholders	$41.0	$16.2
Per diluted share/unit	$0.53	$0.21

Operating income	$24.4	$18.4

Same-community net operating income (NOI)	$46.5	$47.2

Core FFO	$43.7	$44.0
Per share/unit	$0.57	$0.60
Per share/unit change	(5.0)%

Company Highlights

•
Completed the disposition of five communities through April of 2018 for total net proceeds of $125.1 million. These communities, which averaged 0.5 miles from campus and 16 years old, sold for a 6.0% economic cap rate. The Company recognized a $21.4 million gain on sales completed in the first quarter and anticipates an additional gain of approximately $21.0 million on the dispositions completed in April,

•	Began construction in February on College View, a 656-bed, mixed use, ONE Plan community on the campus of Mississippi State University. The $69.2 million community is targeting a summer 2019 delivery,

•	Began construction on SouthSide Commons, a 428-bed ONE Plan community on the campus of Lehigh University. The $48.3 million community is targeting a summer 2019 delivery,

•	Amended the Company's revolving credit facility, extending the term five years to 2023 and increasing capacity by $100 million to $600 million. The Company's first debt maturity is in 2021,

•	Opened phase two of The Woods in January 2018, adding 433 beds to the ONE Plan development on Northern Michigan University's campus. The third phase is scheduled to open this summer, and

•
Reaffirmed full year Core FFO per share/unit guidance for 2018 of $1.81 to $1.91. Increased guidance range for GAAP net income attributable to common shareholders per diluted share/unit by $0.55 to a range of $1.12 to $1.18, due to estimated gains on asset sales through April 2018.

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the first quarter was $41.0 million, or $0.53 per diluted share, as compared to $16.2 million, or $0.21 per diluted share, for the first quarter of 2017. The $24.8 million improvement year over year relates primarily to a $21.4 million gain on sale of collegiate housing assets recognized in 2018 and a $3.3 million reduction in amortization versus the first quarter of 2017.

Operating Income

Operating income for the first quarter was $24.4 million as compared to $18.4 million for the first quarter of 2017. The $6.0 million increase relates primarily to a $3.7 million growth in community NOI and a $3.3 million decline in depreciation and amortization, offset by a $1.8 million decline in third-party development consulting fees.

Core FFO

Core FFO for the first quarter was $43.7 million compared to $44.0 million in the first quarter of 2017, and Core FFO per share/unit for the first quarter declined $0.03, or 5.0%, to $0.57. The decline in Core FFO relates primarily to a $1.8 million decline in third-party development fees, a $1.0 million increase in tax expense and a $1.7 million increase in net interest expense, partially offset by a $3.7 million growth in community net operating income ("NOI"), a $0.5 million reduction in G&A and development pursuit costs and a 3.5% increase in weighted average share/units outstanding.

A reconciliation of GAAP net income attributable to common stockholders to funds from operations (“FFO”) and Core FFO is included with the financial tables accompanying this release.

Same-Community Results

Same community NOI for the first quarter declined 1.5%, or $0.7 million, with revenue up 0.4% and a 4.1% growth in operating expenses. The growth in revenue for the quarter was comprised of a 2.4% increase in rental rates and a 0.2% increase in other income, offset by a 2.2% decline in occupancy. Operating expense growth for the quarter was mainly driven by a $0.4 million increase in real estate taxes, a $0.3 million increase in utilities and a $0.2 million increase in marketing costs. The same-community portfolio achieved a 61% gross margin for the trailing twelve months through March 31, 2018.

Investment Activity

In total, the Company's active 2018 and 2019 development pipeline, which represents a 32% growth in collegiate housing assets over December 31, 2017, includes twelve communities with 7,464 beds for a total development cost of $900.9 million. These active developments have a median distance to campus of 0.1 miles and serve universities with an average full time enrollment of over 23,000. 29% of our development costs are for communities on campus and 96% are on or pedestrian to campus.

Including active developments, 83% of the Company's ONE Plan assets and 77% of its total portfolio serve universities in the Ivy League and Power 5 conferences.

The Company's financial guidance for 2018 included the disposition of six to seven assets for $150 to $225 million. In February and April of 2018, the Company completed the sales of five communities for total net proceeds of $125.1 million. In the aggregate the communities, which were the lower quality tier in the Company's portfolio averaging 0.5 miles from campus and 16 years old, sold for a 6.0% economic cap rate.

In April, the Company also sold its 25% interest in an unconsolidated joint venture that owned a community serving the University of North Carolina - Greensboro. The Company received net proceeds of $3.7 million and expects to recognize a gain on the transaction.

Capital Structure

At March 31, 2018, the Company had cash and cash equivalents totaling $22.9 million and availability on its unsecured revolving credit facility of $208.0 million. The Company's net debt to gross assets was 22.5%, its net debt to EBITDA - adjusted was 3.0x, and its interest coverage ratio was 9.3x.

The Company did not settle any ATM forward equity shares in the first quarter. At March 31, 2018, the Company had 4.8 million forward equity shares sold under its ATM that have not yet been settled. The shares were sold at a weighted average net price of $41.56, representing approximately $188.4 million in future funding for its capital commitments and can be settled at the Company's option through December 2018.
Approximately $374.9 million of the Company's $900.9 million in capital commitments remained to be funded at March 31, 2018, with $319.0 million anticipated to be spent in the remainder of 2018 and the rest in 2019. The Company expects to meet these capital commitments with existing cash, debt capacity, proceeds from community dispositions and settling its existing $188.4 million of ATM forward equity shares that have already been sold. After doing so, the Company's projected debt to gross assets at December 31, 2018 would be 26%, which is within management’s targeted leverage range of 25% to 30%. Please see the Company's financial supplement for a schedule of sources and uses of capital for all announced transactions as well as pro forma debt to gross asset ratios including the impact of funding the commitments.

The Company's short interest of approximately 11% is elevated due to the outstanding ATM forward equity shares. The 4.8 million outstanding ATM forward equity shares represent approximately 60% of the short interest.

Market Supply and Demand

Student housing supply growth is expected to tighten in 2018 with new supply as a percentage of enrollment in EdR's markets declining from 2.1% in 2017 to 1.9% in 2018. The anticipated growth in new supply is expected to outpace projected enrollment growth in 2018 by approximately 60 bps, as noted in the following table:

EdR Markets:	2013	2014	2015	2016	2017 Est (1)	2018 Est (2)
New supply as % of enrollment	2.2%	2.2%	2.0%	1.8%	2.1%	1.9%
Enrollment growth	1.3%	1.4%	1.5%	1.5%	1.4%	1.3%
	0.9%	0.8%	0.5%	0.3%	0.7%	0.6%

Same-community:
Occupancy increase (decrease)	3.0%	2.0%	0.4%	(1.1)%	(1.2)%
Rate increase	2.0%	2.0%	3.4%	3.4%	3.0%
Total leasing revenue growth	5.0%	4.0%	3.8%	2.3%	1.8%	3.0%	(3)

(1) The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016.
(2) Data includes the existing portfolio plus 2018 developments but does not include communities we sold in 2018 and two properties that met the held-for-sale accounting treatment at March 31, 2018. The estimated enrollment growth is based on the 3-year enrollment CAGR through 2016 for the included communities.

(3) Represents the midpoint of 2018/2019 leasing guidance.

The Company provides additional enrollment and supply information by market in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382.

Earnings Guidance and Outlook

Based on the Company's current estimates, management is reiterating its previously provided guidance for 2018 Core FFO per share/unit of $1.81 to $1.91.

Due to gains recognized on asset dispositions in the first quarter, the guidance range for GAAP net income attributable to common shareholders per diluted share/unit is being increased from $0.58 to $0.63 to a range of $1.12 to $1.18.

See the financial supplement for the detailed components to the Company's guidance.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, April 30, 2018.  The call will be hosted by Randy Churchey, EdR's chairman and chief executive officer.

The conference call will be accessible by telephone and the Internet.  To access the call, participants in the U.S. may dial (877) 705-6003, and participants outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company's investor relations Web site at www.EdRTrust.com.

The replay of the call will be available at approximately 1:00 p.m. Eastern Time on Monday, April 30, 2018 through 11:59 p.m. Eastern Time on Monday, May 7, 2018.  To access the replay, the domestic dial-in number is (844) 512-2921, the international dial-in number is (412) 317-6671, and the passcode is 13678447.  The archive of the webcast will be available on the Company's Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 79 communities with more than 42,300 beds serving 50 universities in 25 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Contact:

J. Drew Koester
Senior Vice President
Capital Markets and Investor Relations
(901) 259-2500

Bill Brewer
Executive Vice President and
Chief Financial Officer
(901) 259-2500

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

No Offer of Securities

Nothing in this press release shall constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any offer or sale of securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Any offering of securities will be made only by means of an applicable prospectus.

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of collegiate housing assets and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company's operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating expense related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We also refer to net debt to gross assets. Net debt is defined as total debt, excluding the unamortized deferred financing costs and less cash. We consider debt to gross assets and net debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets and net debt to gross assets should only be used as an alternative measure of the Company's financial performance.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (Adjusted EBITDAre)

EBITDAre is defined as GAAP net income (1) plus interest expense, (2) plus or minus losses/gains on the early extinguishment of debt, (3) less interest income, (4) plus income tax expense, (5) plus depreciation and amortization, (6) plus amortization of deferred financing costs, (7) plus or minus losses and gains on the disposition of depreciated property, including losses/gains on change of control, (8) plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of the depreciated property in the affiliate and (9) plus or minus adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We also use Adjusted EBITDA, which is defined as NAREIT’s EBITDAre (1) excluding the adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates, (2) plus straight-line adjustments for ground leases, (3) plus acquisition costs, (4) plus other operating expense related to noncash adjustments and (5) minus gains on insurance settlements. We consider Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Management considers Adjusted EBITDAre useful to an investor in evaluating and facilitating comparisons of the Company's operating performance between periods and between REITs by removing the impact of the Company's capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

Interest Coverage Ratio

Interest Coverage Ratio is defined as Adjusted EBITDA divided by interest expense, net of capitalized interest. We consider the interest coverage ratio a useful metric for investors as it provides a widely-used measure of our ability to service our debt obligations, as well as compare leverage between REITs.

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Collegiate housing properties, net	$2,348,125	$2,424,304
Collegiate housing properties - held for sale, net	25,818	—
Assets under development	585,640	488,614
Cash and cash equivalents	22,902	24,787
Restricted cash	4,491	4,368
Other assets	77,015	73,091

Total assets	$3,063,991	$3,015,164

Liabilities and equity
Liabilities:
Unsecured debt, net of unamortized deferred financing costs	$976,589	$933,449
Accounts payable and accrued expenses	152,879	162,434
Deferred revenue	22,510	20,473
Total liabilities	1,151,978	1,116,356

Commitments and contingencies	—	—

Redeemable noncontrolling interests	54,411	52,843

Equity:
EdR stockholders’ equity:
Common stock, $0.01 par value per share, 200,000,000 shares authorized, 75,808,889 and 75,779,932 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	757	757

Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	1,842,688	1,844,639
Retained earnings	11,369	—
Accumulated other comprehensive income (loss)	1,615	(660)
Total EdR stockholders’ equity	1,856,429	1,844,736
Noncontrolling interests	1,173	1,229
Total equity	1,857,602	1,845,965

Total liabilities and equity	$3,063,991	$3,015,164

EdR AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017
Revenues:
Collegiate housing leasing revenue	$87,749	$80,785
Third-party development consulting services	—	1,815
Third-party management services	905	945
Operating expense reimbursements	2,074	2,253
Total revenues	90,728	85,798

Operating expenses:
Collegiate housing leasing operations	32,174	28,877
Development and management services	2,851	2,901
General and administrative	2,919	3,207
Development pursuit costs	—	220
Depreciation and amortization	22,507	25,839
Ground lease expense	3,788	3,560
Other operating expense(1)	—	500
Reimbursable operating expenses	2,074	2,253
Total operating expenses	66,313	67,357

Operating income	24,415	18,441

Nonoperating expenses (income):
Interest expense, net of amounts capitalized	4,751	3,028
Amortization of deferred financing costs	363	421
Interest income	(43)	(32)
Loss on extinguishment of debt	—	22
Total nonoperating expenses	5,071	3,439

Income before equity in (losses) earnings of unconsolidated entities, income taxes and gain on sale of collegiate housing properties	19,344	15,002

Equity in (losses) earnings of unconsolidated entities	(58)	255
Income before income taxes and gain on sale of collegiate housing properties	19,286	15,257
Less: Income tax expense (benefit)	66	(885)
Income before gain from sale of collegiate housing properties	19,220	16,142
Gain on sale of collegiate housing properties	21,358	—
Net income	40,578	16,142
Less: Net loss attributable to the noncontrolling interests	(380)	(15)
Net income attributable to EdR	$40,958	$16,157

Other comprehensive income:
Gain on cash flow hedging derivatives	2,275	1,078
Comprehensive income	$43,233	$17,235

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic and diluted(2)	$0.53	$0.21

Weighted average share of common stock outstanding – basic	76,214	73,510
Weighted average share of common stock outstanding – diluted(3)	76,385	73,775

(1) Represents the change in fair value of contingent consideration liabilities associated with our 2016 acquisition of Urbane.
(2) The numerator for earnings per share - diluted also includes $0.7 million and $0.5 million of accretion of redeemable noncontrolling interests for the three months ended March 31, 2018 and 2017, respectively.

(3) Weighted average shares of common stock outstanding - diluted assumes the conversion of outstanding redeemable Operating Partnership Units and University Towers Operating Partnership Units. Weighted average shares outstanding also includes the dilutive impact of shares issuable upon settlement of the forward equity agreements under the treasury stock method (none and 42 thousand shares for the three months ended March 31, 2018 and 2017, respectively).

EdR AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO FFO AND CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Three months ended March 31,
	2018	2017

Net income attributable to EdR	$40,958	$16,157

Gain on sale of collegiate housing assets	(21,358)	—
Real estate related depreciation and amortization	21,985	25,355
Equity portion of real estate depreciation and amortization on equity investees	912	676
Noncontrolling interests	3	108
Funds from operations ("FFO") available to stockholders and unitholders	$42,500	$42,296

FFO adjustments:
Loss on extinguishment of debt	—	22
Acquisition costs	1	25
Change in fair value of contingent consideration liability (1)	—	500
Straight-line adjustment for ground leases (2)	1,170	1,175
FFO adjustments	1,171	1,722

Core funds from operations ("Core FFO") available to stockholders and unitholders	$43,671	$44,018

Earnings per share - diluted (3)	$0.53	$0.21

FFO per weighted average share/unit (4)	$0.56	$0.57

Core FFO per weighted average share/unit (4)	$0.57	$0.60

Weighted average shares/units (4)	76,385	73,775

(1) Represents the change in fair value of contingent consideration liabilities associated with our 2016 acquisition of Urbane.
(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted also includes $0.7 million and $0.5 million of accretion of redeemable noncontrolling interests for the three months ended March 31, 2018 and 2017, respectively.

(4)  FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact, and the dilutive impact of the ATM Forward. Weighted average shares outstanding also includes the dilutive impact of shares issuable upon settlement of the forward equity agreements under the treasury stock method (none and 42 thousand shares for the three months ended March 31, 2018 and 2017, respectively).

EdR AND SUBSIDIARIES
2018 REVISED GUIDANCE - RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

For the Year Ended December 31, 2018
	ORIGINAL GUIDANCE				REVISED GUIDANCE				VARIANCE
	Without Capital Transactions		With Capital Transactions		Without Capital Transactions		With Capital Transactions		Without Capital Transactions		With Capital Transactions
	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High
Net income attributable to EdR	$45,300	$49,200	$47,000	$51,400	$87,658	$91,558	$89,358	$93,758	$42,358	$42,358	$42,358	$42,358

Real estate related depreciation and amortization	94,500	98,500	89,200	93,200	94,500	98,500	89,200	93,200	—	—	—	—
Equity portion of real estate depreciation and amortization on equity investees	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	—	—	—	—
Gain on sale of collegiate housing properties(1)	—	—	—	—	(42,358)	(42,358)	(42,358)	(42,358)	(42,358)	(42,358)	(42,358)	(42,358)
Redeemable noncontrolling interests	(400)	(400)	(400)	(400)	(400)	(400)	(400)	(400)	—	—	—	—
Noncontrolling interest depreciation	(2,100)	(2,100)	(2,100)	(2,100)	(2,100)	(2,100)	(2,100)	(2,100)	—	—	—	—
Funds from operations ("FFO") available to stockholders and unitholders	$139,700	$147,600	$136,100	$144,500	$139,700	$147,600	$136,100	$144,500	$—	$—	$—	$—

FFO adjustments:
Straight-line adjustment for ground leases(2)	4,600	4,600	4,600	4,600	4,600	4,600	4,600	4,600	—	—	—	—
FFO adjustments	4,600	4,600	4,600	4,600	4,600	4,600	4,600	4,600	—	—	—	—

Core funds from operations ("Core FFO") available to stockholders and unitholders	$144,300	$152,200	$140,700	$149,100	$144,300	$152,200	$140,700	$149,100	$—	$—	$—	$—

Earnings per share – diluted(3)	$0.56	$0.62	$0.58	$0.63	$1.12	$1.17	$1.12	$1.18	$0.56	$0.55	$0.54	$0.55

FFO per weighted average share/unit(4)	$1.83	$1.93	$1.75	$1.85	$1.83	$1.93	$1.75	$1.85	$—	$—	$—	$—

Core FFO per weighted average share/unit(4)	$1.89	$1.99	$1.81	$1.91	$1.89	$1.99	$1.81	$1.91	$—	$—	$—	$—

Weighted average shares/units(4)	76,400	76,400	77,900	77,900	76,400	76,400	77,900	77,900	—	—	—	—

(1) Original guidance does not include any gain or loss on dispositions. Revised guidance includes the actual gain recognized on the February 2018 property dispositions for the three months ended March 31, 2018, and an approximate $21.0 million gain expected to be recognized on the April 2018 community dispositions.

(2) This represents the straight-line rent expense adjustment required by GAAP related to ground leases. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3) The numerator for earnings per share - diluted also includes $2.2 million of accretion of redeemable noncontrolling interests for the year ended December 31, 2018.
(4) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of the Company's GAAP operating income to NOI for three months ended March 31, 2018 and 2017 (in thousands):

	Three months ended March 31,
	2018	2017
Operating income	$24,415	$18,441
Less: Third-party development services revenue	—	1,815
Less: Third-party management services revenue	905	945
Plus: Other operating expense	—	500
Plus: Development and management services expenses	2,851	2,901
Plus: General and administrative expenses, development pursuit, acquisition costs and severance	2,919	3,427
Plus: Ground leases	3,788	3,560
Plus: Depreciation and amortization	22,507	25,839
NOI	$55,575	$51,908

The following is a reconciliation of the Company's net income to NAREIT EBITDAre to Adjusted EBITDA for the trailing twelve months ended March 31, 2018 (in thousands):

	Three months ended	Plus: Year Ended	Less: Three Months Ended	Trailing Twelve Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017	March 31, 2018
Net income	$40,578	$46,237	$16,142	$70,673
Interest expense, net of amounts capitalized	4,751	15,268	3,028	16,991
Loss on extinguishment of debt	—	22	22	—
Interest income	(43)	(98)	(32)	(109)
Income tax expense (benefit)	66	584	(885)	1,535
Depreciation and amortization	22,870	97,075	26,260	93,685
Gain on disposition of depreciated property	(21,358)	(691)	—	(22,049)
Adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates	1,467	5,037	1,177	5,327
NAREIT EBITDAre(1)	$48,331	$163,434	$45,712	$166,053

Adjustments to NAREIT EBITDAre:
Straight line adjustment for ground leases	1,170	4,696	1,175	4,691
Acquisition costs	1	35	25	11
Other operating (income) expense(2)	—	(6,041)	500	(6,541)
Adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates	(1,467)	(5,037)	(1,177)	(5,327)
Adjusted EBITDA	$48,035	$157,087	$46,235	$158,887
Annualize acquisitions, developments and dispositions (3)	—	—	—	(753)
Pro Forma Adjusted EBITDA	$48,035	$157,087	$46,235	$158,134

(1) NAREIT EBITDAre is presented in accordance with the white paper issued by the National Association of Real Estate Investment Trust's ("NAREIT") in September 2017.
(2) Included in other operating income for the year ended December 31, 2017 was $4.8 million gain on the settlement of a dispute that arose with the seller of one of our acquired properties post-acquisition and $1.2 million related to changes in fair value of contingent consideration liabilities associated with our 2016 acquisitions of the Hub at Madison and Urbane.
Included in other operating expense for the three months ended March 31, 2017 was $0.5 million related to changes in fair value of contingent consideration liabilities associated with our 2016 acquisition of Urbane.

(3) Pro forma adjustment to reflect all acquisitions, development deliveries and dispositions as if such transactions had occurred on the first day of the period presented.

EdR AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

The following is a reconciliation of our GAAP total debt to gross assets as of March 31, 2018 and December 31, 2017 (dollars in thousands):

	March 31, 2018		December 31, 2017
Gross unsecured debt, excluding unamortized deferred financing costs	$979,500		$936,500
Less: Cash	(22,902)		(24,787)
Less: Sold but unsettled ATM forward equity	(188,360)		(190,215)
Net debt	$768,238		$721,498

Total assets	$3,063,991		$3,015,164
Accumulated depreciation(1)	373,977		385,118
Gross assets	$3,437,968		3,400,282
Less: Cash	(22,902)		(24,787)
Gross assets(2)	$3,415,066		$3,375,495

Debt to gross assets	28.5%		27.5%
Net debt to gross assets	22.5%		21.4%

Interest coverage (TTM)(3)	9.3	x	10.3	x
Net debt to EBITDA - Adjusted (TTM)(4)	3.0	x	3.3	x

(1) Represents accumulated depreciation on real estate assets.
(2) Gross assets used in the net debt to gross assets calculation excludes $22.9 million and $24.8 million of cash on hand at March 31, 2018 and December 31, 2017, respectively.
(3) Equals the trailing twelve month Adjusted EBITDA of $158.9 million divided by interest expense, net of amounts capitalized of $17.0 million. See page 14 for reconciliation of Adjusted EBITDA.
(4) Equals total debt (excluding unamortized deferred financing costs) less cash and excludes non income-producing debt related to assets under development at the time of calculation. EBITDA is Proforma Adjusted EBITDA, which includes proforma adjustments to reflect all acquisitions, development deliveries and dispositions as if such had occurred at the beginning of the 12 month period being presented.